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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                  Under the Securities and Exchange Act of 1934

                                (Amendment No. 1)



                               Moore Products Co.
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                   615836-100
                                 (CUSIP Number)

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                                PAGE 1 OF 8 PAGES


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-------------------------------------                ---------------------------
          CUSIP NO. 615836-100               13G     PAGE 2 OF 8 PAGES
-------------------------------------                ---------------------------
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(1)      NAMES OF REPORTING PERSONS                  MOORE PRODUCTS CO.
                                                     PENSION PLAN AND
                                                     BENEFITS COMMITTEE
         S.S. or I.R.S. IDENTIFICATION NOS.
         OF ABOVE PERSON                             I.R.S. NO.
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [ ]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING                     0
  SHARES                            POWER
BENEFICIALLY            --------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING             500,000
    EACH                            POWER
 REPORTING              --------------------------------------------------------
  PERSON                   (7)      SOLE                            0
   WITH                             DISPOSITIVE
                                    POWER
                        --------------------------------------------------------
                           (8)     SHARED                           0
                                   DISPOSITIVE
                                   POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                        500,000
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                    [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                         19.34%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                            EP
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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-------------------------------------                ---------------------------
         CUSIP NO. 615836-100               13G      PAGE 3 OF 8 PAGES
-------------------------------------                ---------------------------
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(1)      NAMES OF REPORTING PERSONS                  EDWARD J. CURRY

         S.S. or I.R.S. IDENTIFICATION NO.           S.S.N.
         OF ABOVE PERSON
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING                 1,092
  SHARES                            POWER
BENEFICIALLY            --------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING             500,000
    EACH                            POWER
 REPORTING              --------------------------------------------------------
  PERSON                   (7)      SOLE                        1,092
   WITH                             DISPOSITIVE
                                    POWER
                        --------------------------------------------------------
                           (8)      SHARED                    500,000
                                    DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                        511,892
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                    [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                         19.69%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                            IN
--------------------------------------------------------------------------------

         * Includes shares which may be acquired within 60 days upon exercise of stock options (10,800).


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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-------------------------------------                ---------------------------
         CUSIP NO. 615836-100               13G      PAGE 4 OF 8 PAGES
-------------------------------------                ---------------------------
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(1)      NAME OF REPORTING PERSON                    MICHAEL MORAN
--------------------------------------------------------------------------------
         S.S. or I.R.S. IDENTIFICATION NO.           S.S.N.
         OF ABOVE PERSON
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING                     0
  SHARES                            POWER
BENEFICIALLY            --------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING             500,000
    EACH                            POWER
 REPORTING              -------------------------------------------------------
  PERSON                   (7)      SOLE                            0
   WITH                             DISPOSITIVE
                                    POWER
                        -------------------------------------------------------
                           (8)      SHARED                    500,000
                                    DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                        500,800
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                    [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                         19.34%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                            IN
--------------------------------------------------------------------------------

         * Includes shares which may be acquired within 60 days upon exercise of stock options (800).


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------                ---------------------------
         CUSIP NO. 615836-100               13G      PAGE 5 OF 8 PAGES
-------------------------------------                ---------------------------
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(1)      NAME OF REPORTING PERSON                    ROBERT E. WISNIEWSKI
--------------------------------------------------------------------------------
         S.S. or I.R.S. IDENTIFICATION NO.           S.S.N.
         OF ABOVE PERSON
--------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A              (a)      [ ]
         MEMBER OF A GROUP*                          (b)      [X]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE                        United States
         OF ORGANIZATION
--------------------------------------------------------------------------------
 NUMBER OF                 (5)      SOLE VOTING                   637
  SHARES                            POWER
BENEFICIALLY           ---------------------------------------------------------
  OWNED BY                 (6)      SHARED VOTING             500,000
    EACH                            POWER
 REPORTING             ---------------------------------------------------------
  PERSON                   (7)      SOLE                          637
   WITH                             DISPOSITIVE
                                    POWER
                       ---------------------------------------------------------
                           (8)      SHARED                    500,000
                                    DISPOSITIVE
                                    POWER
--------------------------------------------------------------------------------
(9)      AGGREGATE AMOUNT BENEFICIALLY                        506,917
         OWNED BY EACH REPORTING PERSON
--------------------------------------------------------------------------------
(10)     CHECK BOX IF THE AGGREGATE AMOUNT                    [ ]
         IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
(11)     PERCENT OF CLASS REPRESENTED                         19.53%
         BY AMOUNT IN ROW (9)
--------------------------------------------------------------------------------
(12)     TYPE OF REPORTING PERSON*                            IN
--------------------------------------------------------------------------------
         * Includes shares which may be acquired within 60 days upon exercise of stock options (6,280).


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 615836-100                                          PAGE 6 OF 8 PAGES


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                 (Under the Securities and Exchange Act of 1934)
                                (AMENDMENT NO. 1)

Item 1(a) Name of Issuer:                    Moore Products Co.

Item 1(b) Address of Issuer's Principal Executive Offices:
                                             Sumneytown Pike
                                             Spring House, PA 19477

Item 2(a) Name of Person Filing:             Moore Products Co. Pension
                                             Plan and Benefits Committee
                                             consisting of
                                             Edward J. Curry, Director,
                                               Executive V.P. and Chief
                                               Operating Officer
                                             Robert E. Wisniewski,
                                               Secretary & Treasurer
                                             Michael Moran
                                               Personnel Manager

Item 2(b) Address of Principal Business Office:
                                       c/o   Robert E. Wisniewski
                                             Moore Products Co.
                                             Sumneytown Pike
                                             Spring House, PA 19477

Item 2(c) Citizenship:                       United States

Item 2(d) Title of Class of Securities:      Common Stock

Item 2(e) CUSIP Number:                      615836-100

Item 3 Reference is made to Item 12 of cover page(s) ("Type of Reporting Person") for each reporting person.

                      EP = Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or
                           Endowment Fund;
                           see Section 240.13-d(1)(b)(1)(ii)(F)

Item 4    Ownership: Reference is made to Items 5 through 9 and 11 of cover page(s) as to each reporting person.


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CUSIP NO. 615836-100                                           PAGE 7 OF 8 PAGES

Messrs. Curry, Moran and Wisniewski are the sole members of the Moore Products Co. Benefits Committee. Under the governing instruments of the Moore Products Co. Pension Plan and Trust, voting and dispositive power with respect to the 500,000 shares of Moore Products Co. Common Stock held by the Pension Plan is vested in the Benefits Committee, subject to certain exceptions.

However, decisions of the Benefits Committee on these matters must be made by a majority of the members of the Committee. The filing of this Schedule 13G shall not be construed as an admission that the aforesaid members of the Benefits Committee are, for the purposes of 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owners of the shares held by the Pension Plan.

The 500,000 Moore Products Co. shares held by the Pension Plan constitute 19.3% of the Common Stock outstanding, but only 14.4% of the voting securities, since the 175,590 shares of Preferred Stock outstanding generally vote with the Common Stock as a single class, and each preferred Share is entitled to five votes. The Preferred Stock is convertible into Common Stock as the rate of one share of Common Stock for each two and one half shares of Preferred Stock.

Item5 Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6    Ownership of More than Five Percent on Behalf of Another
Person:
                                    N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company:
                                    N/A

Item 8    Identification and Classification of Members of the Group:
                                    N/A

Item 9    Notice of Dissolution of Group:
                                    N/A

Item 10 Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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CUSIP NO. 615836-100                                          PAGE 8 OF 8 PAGES

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1998

By:      Moore Products Co. Pension Plan and Benefits Committee

Date:    February 10, 1998

/s/  E. J. CURRY
-------------------------------------------------
Signature

E. J. CURRY, Executive V.P. & COO
-------------------------------------------------
Name/Title

Date:    February 10, 1998

/s/  R. E. WISNIEWSKI
-------------------------------------------------
Signature

R. E. WISNIEWSKI, Secretary & Treasurer
-------------------------------------------------
Name/Title

Date:    February 10, 1998

/s/  M. MORAN
-------------------------------------------------
Signature

M. MORAN, PERSONNEL MANAGER
-------------------------------------------------
Name/Title


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                                                               PAGE 8 OF 8 PAGES

SIGNATURE

THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING HIM SET FORTH IN AMENDMENT NO. 1 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE:    FEBRUARY 10, 1998

MOORE PRODUCTS CO.

BY:
   ------------------------------------------
   EDWARD J. CURRY
   EXECUTIVE V.P. & COO


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                                                               PAGE 8 OF 8 PAGES

SIGNATURE

THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING HIM SET FORTH IN AMENDMENT NO. 1 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE:    FEBRUARY 10, 1998

MOORE PRODUCTS CO.

BY:
   ------------------------------------------
   R. E. WISNIEWSKI
   SECRETARY & TREASURER


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                                                               PAGE 8 OF 8 PAGES

SIGNATURE

THE UNDERSIGNED CERTIFIES THAT, AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF THE INFORMATION CONCERNING HIM SET FORTH IN AMENDMENT NO. 1 TO THE SCHEDULE 13G IS TRUE, COMPLETE AND CORRECT.

DATE:    FEBRUARY 10, 1998

MOORE PRODUCTS CO.

BY:
   ------------------------------------------
   M. MORAN
   PERSONNEL MANAGER


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